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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              METRIS COMPANIES INC.

                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware

                  Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Metris Companies Inc., a Delaware corporation
("Corporation"), DOES HEREBY CERTIFY:

                  1. That Section 1 of Article V of the Corporation's Amended and Restated Certificate of Incorporation ("Certificate") is hereby amended to read in its entirety as follows:

                  SECTION 1. Term of Director. Except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation. The term of each director of the Corporation shall expire at the next annual meeting of stockholders following such director's election and until such director's successor shall have been elected and qualified. The election of directors need not be by written ballot.

                  2. That the first sentence of Section 1 of Article VII of the Corporation's Certificate is hereby amended to read in its entirety as follows:

                  SECTION 1. Threshold Time. The provisions of Sections 2, 3 and 4 of this Article VII shall become effective at such time, but only from and after such time (the "Threshold Time"), as the Permitted Stockholder and Permitted Transferees, taken together, shall no longer beneficially own in the aggregate 51% or more of the combined Voting Power (as defined herein) of the then outstanding shares of Voting Stock (as defined herein) and shall continue to be effective from and after the Threshold Time.

                  3. That Section 3 of Article VII of the Corporation's Certificate is hereby deleted in its entirety and the remaining Sections in
Article VII are hereby renumbered accordingly.

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                  4.       That Article IX of the Corporation's Certificate is
hereby amended to read in its entirety as follows:

                                   ARTICLE IX

                                   Amendments

                  Subject to the provisions of this Certificate of Incorporation (including Section 4 of Article VII, Section 3 of Article X, and
         Section 2 of Article XII) the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware, and all rights and powers conferred on directors and stockholders herein are granted subject to this reservation.

                  5. That, in accordance with Section 242(b) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted a resolution approving the foregoing amendment to the Certificate ("Amendment") and directing that the Amendment be submitted to the holders of the outstanding capital stock of the Corporation entitled to vote thereon for its consideration and approval.

                  6. That, in accordance with the Corporation's Certificate and Section 242(b) of the General Corporation Law of the State of Delaware, the Amendment has been duly approved by the affirmative vote of the holders of (i) at least 80% of the combined voting power of all the outstanding shares of voting stock of the Corporation, voting together as a single class, and (ii) at least a majority of the combined voting power of all the outstanding shares of voting stock of the Corporation that are held by Disinterested Stockholders, voting together as a single class.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged this 4th day of June, 2003.

                                          METRIS COMPANIES INC.

                                          By: ________________________________
                                              Richard G. Evans
                                              Secretary